Exhibit 99.1

For Immediate Release

July 11, 2016

Media Relations Contact:

Bill Halldin, Halldin Public Relations

(916) 781-0650 | bill@HalldinPR.com

Aurora Diagnostics Names Michael Grattendick Chief Financial Officer

PALM BEACH GARDENS, Fla. – Aurora Diagnostics, the leading independent specialized laboratory company focused on anatomic pathology and cancer diagnostics in the United States, announced today that it has promoted Michael Grattendick to Chief Financial Officer.

Mr. Grattendick previously held the title of Vice President of Finance, Controller and Treasurer.

“As Aurora has grown, Michael has successfully taken on greater responsibility and done an excellent job heading our Finance Department these past three years,” said Daniel D. Crowley, President, CEO and Chairman of Aurora Diagnostics. “This promotion to Chief Financial Officer recognizes his valuable leadership in planning and executing the financial strategies of the Company.”

Before joining Aurora in 2006, Mr. Grattendick served in a number of healthcare industry positions, including AmeriPath, Palm Beach Gardens, where he served as Regional Controller, Finance Director, and Director of Internal Control; and Barnes-Jewish Hospital, St. Louis, MO, where he was senior accountant. Mr. Grattendick earned a Bachelor of Science degree in accounting from Southern Illinois University-Edwardsville and is a certified public accountant.

Mr. Grattendick oversees Aurora’s financial operations, including internal and external financial reporting, treasury, audit and internal control, risk management and insurance, budgeting and forecasting, accounts payable, and payroll.

“This is an exciting time for Aurora as it continues to grow and plays an increasingly important role in the rapidly changing field of cancer diagnostics,” Mr. Grattendick said. “I’m proud to be part of the leadership team of this dynamic organization.”

About Aurora Diagnostics

Aurora Diagnostics is the leading independent specialized laboratory company focused on anatomic pathology and cancer diagnostics. The Company has 26 community-based pathology practices with over 160 board-certified pathologists on staff, and clients include over 13,000 referring physicians and 88 hospitals across 45 states. Referring physicians include dermatologists, obstetricians and gynecologists, family practitioners, gastroenterologists, urologists, general surgeons and oncologists. Aurora also serves as laboratory medical director for 362 laboratory sites across the country, including the 88 hospital clients. For additional information regarding Aurora Diagnostics and the services it provides, please visit the company website at www.auroradx.com.